EXHIBIT 99.1

NEWS RELEASE

Investor Contact:
Gus Okwu / DRG&E
404-892-8178
gokwu@drg-e.com
Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
202-251-5210
onapolitano@fibertower.com

FiberTower Reports First Quarter 2007 Results

San Francisco, CA., May 8, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the first quarter ending March 31, 2007.

Service revenues for the three months ending March 31, 2007 increased $1.3 million or 31.9%, to $5.4 million as compared to $4.1 million for the fourth quarter of 2006.  The increase in service revenues during the first quarter of 2007 was driven by an expansion in new sites billing, the addition of new customers on existing sites and continued growth in T-1s billing.

FiberTower continued with positive trends in the first quarter of 2007 compared to the fourth quarter of 2006 as highlighted by the following operating metrics:

•                  Billing sites grew 19%  from 1,329 to 1,583

•                  The percentage of sites deployed that are billing increased from 67% to 70%

•                  Billing customer locations grew 22% from 1,804 to 2,206

•                  Billing T-1s added during the first quarter totaled 1,454

•                  T1s per billing site increased from 5.17 to 5.26

•                  Ending sites deployed increased by 14% from 1,996 to 2,272

The company continued the diversification of its customer base and acceleration of its customer commitments with more sites in additional markets.  At the end of the first quarter, FiberTower had an average of 3.7 mobile carriers as customers per existing market.  The Company currently counts six of the top eight wireless carriers as customers.

 “We are especially pleased with the company’s first quarter results as they reflect our success in deepening penetration in existing markets, garnering better contribution from our less mature markets and converting sites to revenue generating assets,” said Michael Gallagher, FiberTower’s President and CEO.  “We continue to see growing backhaul demand from our existing customers and find our markets progressing nicely towards our previously stated goal of achieving field EBITDA positive in most of our existing markets by the end of 2007.”

Operating expenses in the first quarter of 2007 decreased by $2.5 million or 9.3% from the fourth quarter of 2006, while net loss was $25.8 million for the first quarter ended March 31, 2007 compared to a net loss of $26.3 million in the fourth quarter of 2006.  The 2007 first quarter net loss per share was $0.18 compared to a net loss per share of $0.19 for the fourth quarter of 2006.

On an EBITDA basis, the loss in the first quarter of 2007 was $12.9 million versus a loss of $15.6 million for the fourth quarter of 2006. EBITDA is defined as earnings (loss) from operations before interest, taxes, depreciation, amortization and stock-based compensation expenses.  The reconciliation of EBITDA, which is a non-GAAP financial measure, is located at the end of this press release.

During the first quarter of 2007, FiberTower was selected as a prime fixed-wireless services partner by both Verizon Business and Qwest Communications International (Qwest) for their respective Networx Universal awards, which were granted by the U.S. General Services Administration (GSA) on March 29, 2007.  FiberTower will operate under a fixed-wireless subcontract agreement with each carrier as they compete for telecommunications business from government agencies. The total Networx program is reported to be the largest telecommunications contract in US Government history, with an overall value estimated at $20 billion to be spread across all award winners and a contract term of ten years.

Liquidity and Capital Resources

Capital expenditures for the first quarter of 2007 were $21.2 million directed primarily towards investments in network equipment and site construction costs.  The bulk of these capital investments were used by FiberTower towards the build-out of existing markets.  Consolidated cash, cash equivalents, certificates of deposits and short-term investments at March 31, 2007 were $329.6 million.

Conference Call Details

FiberTower has scheduled a conference call for Wednesday, May 9, 2007 at 9:00 a.m. Eastern Time to discuss 2007 first quarter results.  Please dial 303-205-0033 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on May 17, 2007 and may be accessed by dialing 303-590-3000 using the passcode 11089282#.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 14 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Use of Non-GAAP Financial Measures

This press release uses the Non-GAAP financial measure “EBITDA.”  EBITDA is used by investors to assist in their evaluation of common stock.  The company uses EBITDA to monitor the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, FiberTower’s presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.  These NON-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the company’s planned capital expenditures, expected cost per site, anticipated customer growth and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Key Operating Metrics	3Q06		4Q06	1Q07

Billing Sites
Billing Sites Added	174		355	254
Ending Billing Sites	974		1,329	1,583
Billing Sites / Sites Deployed	55%		67%	70%

Billing Customer Locations
Billing Customer Locations Added	229		470	402
Ending Billing Customer Locations	1,334		1,804	2,206
Colo rate	1.37		1.36	1.39

Billing T-1 Equivalents
Billing T-1 Equiv. Added	604		1,713	1,454
Ending Billing T-1 Equivalents	5,156		6,869	8,323
T-1s per Customer Location	3.87		3.81	3.77
T-1s/Billing Sites	5.29		5.17	5.26
T-1s per site/Top 100 Sites	12.0		12.7	13.2
T-1s per site/Top 200 Sites	9.9		10.7	11.3
Average MRC per T-1	$237	*	$239	$234

Sites Deployed
FiberTower Sites Constructed	409		228	276
Ending Sites Deployed	1,768		1,996	2,272

Definitions:

Billing Sites are the number of installed sites from which we currently provide T1(s) to customer(s).

Customer Locations Billing are carrier locations at which we currently provide T1(s).
FiberTower sites could have multiple customer (carrier) locations.

Colo rate is the number of customer locations per billing site

Billing T1 Equivalent: A T1 equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second

Average MRC per T-1 is the average monthly recurring revenue per T-1. (Note that third quarter 2006 Average MRC per T-1 excludes First Avenue Networks revenues and billing T-1 equivalents for purposes of this calculation.)

Sites Deployed represents the number of sites installed and ready for provision of services. FiberTower sites can be located at cell towers or on rooftop locations.

FIBERTOWER CORPORATION Consolidated Statements of Operations — (Unaudited) (All amounts are in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Service revenues	$5,420	$2,523
Operating expenses :
Cost of service revenues (excluding depreciation and amortization)	11,423	6,324
Sales and marketing	2,022	879
General and administrative	7,197	1,842
Depreciation and amortization	3,906	1,027
Total operating expenses	24,548	10,072
Loss from operations	(19,128)	(7,549)
Other income (expense):
Interest income	5,358	1,119
Interest expense	(12,189)	(47)
Miscellaneous income, net	121	—
Total other income (expense), net	(6,710)	1,072

Net loss	$(25,838)	$(6,477)

Basic and diluted net loss per share	$(0.18)	$(1.25)

Weighted average number of shares used in per share amounts :
Basic and diluted	142,321	5,126

FIBERTOWER CORPORATION Consolidated Balance Sheets — (Unaudited) (All amounts are in thousands, except par value)

	March 31, 2007	December 31, 2006
Assets :
Current assets :
Cash and cash equivalents	$268,510	$345,174
Certificates of deposit	5,000	5,000
Short term investments	56,068	15,253
Restricted cash and investments , current portion	36,051	35,616
Accounts receivable, net of allowances of $18 at March 31, 2007 and
$161 at December 31, 2006	3,093	2,904
Prepaid expenses and other current assets	2,238	2,624
Total current assets	370,960	406,571
Restricted cash and investments	35,308	34,906
Property and equipment, net	188,798	171,612
FCC licenses	342,000	342,000
Goodwill	243,388	243,388
Debt issuance costs , net of accumulated amortization of $819 at March
31, 2007 and $300 at December 31, 2006	13,490	14,009
Intangible and other long-term assets , net	3,903	3,992
Total assets	$1,197,847	$1,216,478

Liabilities and Stockholders ’ Equity:
Current liabilities :
Accounts payable	$9,752	$18,039
Accrued compensation and related benefits	3,244	4,246
Accrued interest payable	14,289	5,333
Other accrued liabilities	4,165	3,528
Total current liabilities	31,450	31,146
Other liabilities	5,299	4,787
Convertible senior secured notes	406,461	403,759
Deferred tax liability	102,964	102,964
Total liabilities	546,174	542,656
Commitments and contingencies
Stockholders ’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 145,659 and 144,971 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	146	145
Additional paid-in capital	779,765	776,077
Accumulated deficit	(128,238)	(102,400)
Total stockholders ’ equity	651,673	673,822
Total liabilities and stockholders ’ equity	$1,197,847	$1,216,478

FIBERTOWER CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (All amounts are in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net loss	$(25,838)	$(6,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,906	1,027
Decline in value of embedded derivative	(312)	—
Accretion of convertible notes	3,014	—
Accretion of interest income	(1,073)	—
Amortization of debt issuance costs	519	—
Impairment charge for long-lived assets	149	—
Stock-based compensation	2,336	20
Loss on disposal of equipment	160	4
Net changes in operating assets and liabilities:
Accounts receivable, net	(189)	(439)
Prepaid expenses and other assets	402	55
Accounts payable	(8,287)	(990)
Accrued interest payable	8,956	(41)
Accrued compensation and related benefits	(1,002)	(386)
Other accrued liabilities and deferred rent	1,081	(171)
Net cash used in operating activities	(16,178)	(7,398)

Investing activities
Purchases of short-term investments	(55,810)	—
Maturities of short-term investments	15,253	—
Purchase of property and equipment	(21,157)	(23,255)
Net cash used in investing activities	(61,714)	(23,255)

Financing activities
Proceeds from exercise of stock options	1,228	13
Cash provided by financing activities	1,228	13

Net increase (decrease) in cash and cash equivalents	(76,664)	(30,640)

Cash and cash equivalents at beginning of period	345,174	112,936

Cash and cash equivalents at end of period	$268,510	$82,296

Reconciliation of Non-GAAP Financial Measures:

This press release includes the use of a financial measure that is not a GAAP measure.  The non-GAAP financial measure is presented for additional information and is reconciled to its most comparable GAAP measure below.

	Three Months Ended 3/31/07	Three Months Ended 12/31/06
Net Loss	$(25,838)	$(26,321)
Total Other Income (Expense)	(6,710)	(3,379)
Depreciation & Amortization	3,906	4,674
Stock Based Compensation	2,336	2,654
EBITDA	$(12,886)	$(15,614)